                                                               Exhibit 4(a)(iii)

                                  METLIFE (R)

                       METROPOLITAN LIFE INSURANCE COMPANY
                                 A Stock Company
                      [200 Park Avenue, New York, NY 10166]


Contractholder
                                  [ABC Company]

--------------------------------------------------------------------------------
Group Annuity Contract No.                 Issue Date
                   [00000]                            [Month/Day/Year]

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NOTICE: ANY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT THAT ARE BASED ON THE
INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE AND SPECIFIC DOLLAR AMOUNTS ARE NOT GUARANTEED. THE DOLLAR AMOUNTS OF SUCH PAYMENTS AND VALUES WILL INCREASE OR DECREASE, AS SET OUT IN THE CERTIFICATE, DEPENDING UPON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

In consideration of the payments made under this Contract, MetLife agrees to make the payments, purchased under this Contract, in accordance with and subject to its terms.

Therefore, the Contractholder and MetLife execute this Contract in duplicate to take effect as of the Issue Date.



[Contractholder Name]
---------------------------------------------------  Metropolitan Life Insurance Company

                                                     /s/  Gwenn L. Carr         /s/  C. Robert Henrikson
---------------------------------------------------  Gwenn L. Carr              C. Robert Henrikson
Signature                                            Senior Vice-President      President and Chief
                                                     and Secretary              Operating Officer
---------------------------------------------------
Title

---------------------------------------------------  ---------------------------------------------------------
Witness                                              Registrar

---------------------------------------------------  ---------------------------------------------------------
Date                                                 Date

---------------------------------------------------  ---------------------------------------------------------
City and State                                       City and State

Group Annuity Contract
Multi-Purchase Deferred Paid-up Income Annuity
Fixed and Variable Payments - Voluntary
Non-Participating

                                    CONTENTS

SECTION                                                                                                        PAGE

       1     DEFINITIONS.....................................................................................  [2]

       2     PAYMENTS TO METLIFE ............................................................................  [4]

       3     COMMENCEMENT OF INCOME ANNUITY PAYMENTS.........................................................  [6]

       4     CHANGE IN ANNUITANT STATUS......................................................................  [8]

       5     CONTRACT DISCONTINUANCE.........................................................................  [9]

       6     GENERAL PROVISIONS.............................................................................. [10]


       TABLE I   ANNUITY PURCHASE RATES...................................................................... [12]

       INCOME ANNUITY PAYMENT FORMS..................................................................... EXHIBIT A

SECTION 1         DEFINITIONS

                  ANNUITANT means a person upon whose life an Income Annuity has been purchased under this Contract. The Annuitant is the owner of his or her Income Annuity. As Owner, all rights and benefits under the Certificate belong to the Annuitant.

                  ANNUITY PURCHASE RATE means the dollar amount required by Us to provide a monthly Income Annuity of $1.00 beginning on the Expected Income Payment Start Date. For a fixed Income Annuity, the RATE will be the best available purchase rate MetLife is offering under contracts in the class of business to which this Contract belongs, and will not be less favorable than that specified in Table I of this Contract.

                  For a variable Income Annuity, the rates will be determined using the "Assumed Investment Return" selected by each Annuitant and stated in their Certificate. The mortality basis for variable Income Annuity purchases will not be less favorable than that specified in Table I of this Contract.

                  ASSUMED INVESTMENT RETURN means the interest rate used to determine the Annuity Purchase Rates applicable to variable Income Annuity amounts. It is also the benchmark rate of return against which all future variable returns will be compared. The Assumed Interest Rate is selected by the Annuitant and stated in the Certificate.

                  BENEFICIARY means the person or persons named to receive any death benefit payable after an Annuitant dies.

                  BUSINESS DAY means each day on which the New York Stock Exchange is open for business. A Business Day ends as of the close of regular trading on the New York Stock Exchange.

                  CERTIFICATE means the form issued by Us to each Annuitant which provides a description of the benefits, rights and terms of the Income Annuity purchased under this Contract.

                  CODE means the Internal Revenue Code of 1986, as amended.

                  CONTRIBUTION(s) means an amount received in good order by MetLife to purchase an Income Annuity under this Contract.

                  DISCONTINUANCE DATE means the date on which either You or We elect to cease adding Annuitants under this Contract.

                  EXPECTED INCOME PAYMENT START DATE means the date the Annuitant attains the expected start age noted on the Annuitant's application and is the date he or she anticipates Income Annuity payments will begin. The Annuitant may change his or her Expected Income Payment Start Date by notifying Our Administrative Office or calling the toll free number. In no event may an Annuitant select a date that is earlier than the date the Annuitant attains age 50 or, if later, the second anniversary of the Certificate effective date, nor later than the Annuitant's 85th birthday.

                  INCOME ANNUITY means the fixed and variable annuity amounts purchased by an Annuitant under this Contract.

                  INCOME PAYMENT START DATE means the date on which an Annuitant's Income Annuity payments begin.

                  PURCHASE DATE means the date on which an Income Annuity is purchased on behalf of those Annuitants from whom a Contribution is received.

                  SEPARATE ACCOUNT means MetLife's Separate Account E, the commingled investment account accessed under this Contract and other group annuity contracts, that we maintain separate from Our other assets, into which those Contributions for variable Income Annuity amounts are allocated.

                  WE, US, OUR, AND METLIFE refer to Metropolitan Life Insurance Company.

                  YOU AND YOUR refer to the Contractholder named on the cover page of this Contract.

SECTION 2         PAYMENTS TO METLIFE

        2.01      PERIODIC AND LUMP SUM CONTRIBUTIONS

                  An Income Annuity amount will be purchased on behalf of each Annuitant for whom an application has been received in good order and a Contribution equal to or exceeding the minimum amount required (see Section 2.02) has been made. It is anticipated that Contributions will be made on both a periodic and lump sum basis. Contributions may be made at any time prior to an Annuitant's Income Payment Start Date.

                  Unless otherwise provided in Section 5, no Contributions may be made on and after the Discontinuance Date

        2.02      LIMITATIONS ON PERIODIC AND LUMP SUM CONTRIBUTION AMOUNTS

                  Each Income Annuity amount purchased on a periodic basis is subject to a minimum Contribution amount of $[50], per Annuitant. Lump sum Contributions have a minimum dollar amount of $[1000], per Annuitant. MetLife reserves the right to limit the total Contributions received on behalf of any one Annuitant to $[1,000,000].

                  MetLife, unless it agrees otherwise, will have no liability with respect to any Income Annuity purchase until (i) it accepts the Contribution in good order and (ii) the Contribution amount received on behalf of an Annuitant equals or exceeds the minimum required for such purchases.

        2.03      CALCULATION OF INCOME ANNUITY AMOUNT

                  On the Purchase Date MetLife will determine the amount of Income Annuity to be purchased for each Annuitant by applying the fixed or variable Annuity Purchase Rate, associated with the Annuitant's current allocation to the Contribution received. This calculation will produce a dollar amount of monthly Income Annuity that is to begin on the Expected Income Payment Start Date. Each purchase will take into account the Annuitant's current age [,gender] and the Contribution amount We received.

                  Although the form of annuity may be changed at the time Income Annuity payments are about to begin, the total amount purchased for an Annuitant will be accrued and reported as though the benefit form selected is a life annuity.

                  The amount of Income Annuity purchased can change based on the investment performance of the Separate Account and any reallocations made by the Annuitant. Among the details of the Income Annuity outlined within the Certificate are those relating to the calculation of Income Annuity payments, any reallocations, and the Annuitant's commutation right.

                  The amount of Income Annuity payable will be adjusted if the Income Annuity payments start on a date other than the Expected Income Payment Start Date,. The amount of the Income Annuity will also be adjusted if there is a change made in the form of annuity, the Assumed Investment Return and the frequency of payments.

         2.04     ANNUITY CANCELLATION EVENTS

                  MetLife reserves the right to cancel an Annuitant's Income Annuity if (i) no Contributions have been received on behalf of the Annuitant for three (3) consecutive years and (ii) the Income Annuity amount commencing on the Annuitant's 65th birthday or attained age, if later, under the life annuity form is less than [$20] dollars a month, or such other amount as may be applicable in the Annuitant's state of residence. In the event MetLife takes such action, We will pay the Annuitant an amount equal to the commuted value of the Income Annuity as described in Section 3.04. Upon making such payment MetLife's liability under this Contract with respect to the Annuitant's Income Annuity will terminate.

SECTION 3         COMMENCEMENT OF INCOME ANNUITY PAYMENTS

        3.01      INCOME PAYMENT START DATES AND  ANNUITY FORMS

                  Income Annuity payments are anticipated to begin on the Annuitant's Expected Income Payment Start Date. In addition to the life annuity form, other annuity forms are available to the Annuitant. The annuity forms available are specified in Exhibit A.

                  Although an Annuitant has identified an Expected Income Payment Start Date, the Annuitant may choose to begin Income Annuity payments on any date coincident with or prior to his or her [85th] birthday. In no event may an Annuitant select a date that is earlier than the date the Annuitant attains age 50 or, if later, the second anniversary of the Certificate effective date.

                  If the Annuitant notifies Us to begin payments on a date earlier than the Expected Income Payment Start Date, MetLife must receive the notice at least [30] days in advance of the revised Income Payment Start Date. MetLife reserves the right to make the Income Payment Start Date a date that is [30] days from the date the notice is received.

                  At least [90] days before the Annuitant's Expected Income Payment Start Date, We will send the Annuitant information regarding the available forms of annuity with the necessary information needed in order to begin Income Annuity payments. Information can also be requested illustrating how the Income Annuity payments would differ under any of the other forms of annuity or at different Income Payment Start Dates.

                  Prior to the Annuitant's [85th]. birthday We will automatically send information about the available forms of annuity and how to begin his or her Income Annuity if we have not been notified of the Annuitant's decision to begin payments before that date. If, after releasing this information, the Annuitant does not contact Us, his or her Income Annuity will be scheduled to commence within a month of the annuitant's [85th] birthday. The Income Annuity payable will, in lieu of the life annuity form, be in the form of a term certain and life annuity with payments guaranteed for a period of ten years beginning on the Income Payment Start date].

                  Once Income Annuity payments start, the Annuitant will not be able to change the form of annuity.

         3.02     PROOF THAT AN ANNUITANT IS ALIVE ON INCOME PAYMENT START DATE

                  If requested by MetLife, satisfactory proof must be furnished to MetLife that an Annuitant is alive on the Income Payment Start Date. On any subsequent date that an Income Annuity payment is due, MetLife may also request proof that the Annuitant is alive. Such requests will be made as a part of Our normal auditing procedures, or if we have reason to believe that the recipient is not alive or is not receiving the payments to which he or she is entitled. If proof is requested, we need not make any further payments on behalf of the Annuitant until such proof is received.

         3.03     ANNUITY CERTIFICATES

                  Upon the initial purchase of an Income Annuity amount, MetLife will issue and deliver to the Annuitant a Certificate describing the Income Annuity provided under this Contract. At the time Income Annuity payments begin, the Annuitant will receive an additional certificate that specifies and describes the form of annuity elected, the initial amount the Annuitant will receive, how often the Annuitant will receive payments, and how long the payments will be made.

         3.04     ANNUITY COMMUTATION

                  At anytime before Income Annuity payments begin, an Annuitant may elect to withdraw all or a portion of the commuted value of his or her variable Income Annuity. The commuted value of the variable Income Annuity amount on any Business Day is the market value of the Contributions held in the Separate Account. The Annuitant may not commute the fixed portion, if any, of his or her Income Annuity prior to beginning Income Annuity payments.

                  After Income Annuity payments begin, and within [60] days of his or her Income Payment Start Date an Annuitant may elect to withdraw all or a portion of the Commuted Value of his or her Income Annuity. Such election must be received by MetLife no later than the end of the [60] day period following the Annuitant's Income Payment Start Date. The Annuitant is limited to one such election.

                  Payment will be made on the Business Day following the Income Payment Start Date, or if later, our receipt of the Annuitant's election. On the date of the calculation, the commuted value for the fixed Income Annuity amount will be equal to the present value of future Income Annuity payments. We will determine this value using the mortality and interest rate assumptions then being used by Us to purchase Income Annuity amounts under contracts in the class of business to which this Contract belongs.

                  The payment of the entire commuted value amount will result in the cancellation of the Income Annuity and MetLife will make no further payments. A partial payment of the commuted value amount will result in a pro-rata reduction of the Income Annuity payments. The pro-rata reduction will be applied separately to the fixed and variable Income Annuity amounts and will be a percentage equal to the actual amount paid divided by the entire commuted value of the fixed and variable Income Annuity amounts, respectively, at the time of payment.

                  If after the election the monthly Income Annuity amount would be less than [$100] payable as a life annuity at age 65, or his or her attained age, if later, then the entire commuted value will be paid, and We will make no further payments to the Annuitant. The commuted value of any portion of an Income Annuity may be less than the amount of Contributions received on behalf of the Annuitant.

SECTION 4         CHANGE IN ANNUITANT STATUS

         4.01     TERMINATION OF EMPLOYMENT

                  The Annuitant whose employment with You is terminated may continue to make Contributions and purchase additional Income Annuity amounts. The Annuitant can choose to make periodic Contributions by arranging with Us to set up a systematic withdrawal plan, if available, from his or her savings or checking account or by sending lump sum Contributions to MetLife at our designated office via first class mail. Any such Contributions will be subject to the minimum amounts specified in Section 2.02.

         4.02     DEATH OF AN ANNUITANT

                  If the Annuitant dies before Income Annuity payments begin, We will determine and pay to the Beneficiary an amount equal to the Income Annuity death benefit described in the Certificate. Such payment will be made following receipt of satisfactory proof of the Annuitant's death and will be payable in a lump sum or any other settlement option offered by Us which the Beneficiary selects. All settlement options must satisfy
                  Section 72(s) of the Code.

                  If the Annuitant dies after Income Annuity payments begin, the form of annuity elected by the Annuitant will determine if there is any death benefit to be paid. All Income Annuity forms of annuity purchased under this Contract must satisfy
                  Section 72(s) of the Code.

SECTION 5         CONTRACT DISCONTINUANCE

                  You or We may discontinue this Contract at any time by providing the other party with [30] days advance notice. The Discontinuance Date will be the date specified in the notice, or, if later, the date which is [30] days from the date the notice is received. Although Contributions will continue to be accepted by MetLife to purchase additional Income Annuity, no new Annuitant applications will be accepted after the Discontinuance Date.

                  With the exception of the annuity cancellation events noted in
                  Section 2.04, any decision to terminate this Contract will not affect any rights and guarantees Annuitants have with respect to the Income Annuity amounts purchased on their behalf. MetLife's obligations to those Annuitants will continue and will have the full force and affect as if the Discontinuance Date had not occurred.

                  At any time following the Discontinuance Date MetLife reserves the right to discontinue accepting additional Contributions and allowing any further Income Annuity purchases. Annuitants will receive notification [60] days in advance should MetLife decide to discontinue accepting additional Contributions. Annuitants may continue to make purchases during the [60] day notification period.

SECTION 6         GENERAL PROVISIONS


         6.01     REQUIRED REPORTS

                  Before an Annuitant's Income Payment Start Date, We will periodically (not less frequently than once each calendar quarter) send the Annuitant a statement with details on account of [the Contributions we have received, the annuity amounts purchased, and the death benefit payable].

         6.02     PARTICIPATION; DIVIDENDS

                  This Contract is non-participating with no provisions for dividends to be paid.

         6.03     METLIFE'S LIABILITY

                  MetLife's only liability with respect to the payment of Income Annuity under this Contract is to make the payments provided in the Certificates issued hereunder. The liability to make such payments is that of MetLife and not of the Contractholder.

         6.04     MISSTATEMENTS

                  If the age [or gender} relating to any Annuitant is found to be misstated, MetLife will not pay a greater amount of Income Annuity than that provided by the actual Contribution using the correct information. Any Income Annuity overpayment will, together with interest, be deducted from future annuity payments. Any adjustment due to an Income Annuity underpayment will, together with interest, be paid upon our receipt of the corrected information. The interest rate will be [5%] compounded annually.

         6.05     CHANGES BY METLIFE

                  MetLife reserves the right to change any of the following items one year from the Contract Issue Date and at any time thereafter for all Annuitants* applicable to purchases made on and after the change:

                  (a) The Annuity Purchase Rates in effect under this Contract set forth in Table I.

                  (b) The amount of the minimum or maximum Contributions specified in Section 2.02.

                        *  (a) will not be applicable to those who became
                               Annuitants prior to the effective date of the change.

                  MetLife will give You notice of any such change not less than [90] days before its effective date. No such change in any of the foregoing items will be made effective earlier than one year after the effective date of any such previous change in that item. In addition no such change will impact any Income Annuity purchased prior to the date of such change.

                  All Certificates issued under this Contract are intended to comply with Section 72(s) of the Code. We reserve the right to interpret the provisions of this Contract and the Certificates thereunder accordingly; and to amend the Contract and Certificates as necessary in order to comply with federal tax rules applicable to such annuity contracts. We will notify You of any amendments, and when required by law, We will obtain Your approval and the approval of the appropriate regulatory authorities.

         6.06     DISCONTINUANCE OF PURCHASES

                  Once an Annuitant begins receiving Income Annuity payments, MetLife will not accept Contributions from You or the Annuitant to purchase any additional Income Annuity amounts on behalf of that Annuitant.

         6.07     COMMUNICATIONS; PAYMENTS TO METLIFE

                  All communications provided for in this Contract will be in writing unless MetLife otherwise agrees in writing. For this purpose, MetLife's address is [MetLife Retirement and Savings, Metropolitan Life Insurance Company, 2300 Lakeview Parkway - Suite 600, Alpharetta, GA. 30004,] and Your address will be that which You designate to MetLife.

                  All payments to MetLife in accordance with this Contract are payable to MetLife at the office specified above or such other office or offices which MetLife may designate.

                  Any communication that may be made by You may instead be made by a party or parties designated by You for such purpose.

         6.08     ENTIRE CONTRACT

                  This Contract, including any amendments and endorsements, is the entire Contract between the parties. Any Contractholder statements will be deemed representations and not warranties. No agent, broker or other person, except an authorized officer of MetLife, may make or change any contract or certificates on behalf of MetLife. Any amendment, modification or waiver of any provision of this Contract will be in writing and may be made effective on behalf of MetLife only by an authorized officer of MetLife.

         6.09     TERMINATION OF CONTRACT

                  This Contract will terminate upon MetLife's and Your fulfillment of all the duties and obligations arising under this Contract.

TABLE I           ANNUITY PURCHASE RATES

                  [Deferred Fixed Income Annuity - Life Annuity

                  Under this form income payments are payable monthly from the Income Payment Start Date, if the Annuitant is then living, to the date of the last payment before the Annuitant's death.

                                   Integral Years from
                                 Purchase Date to Income     Cost to Purchase $1.00 of Monthly Income Annuity if the
                                        Payment                           Income Payment Start Date is the
                                      Start Date                           Annuitant's 65th Birthday
                                 -----------------------     -------------------------------------------------------
                                            5                                        $213.47
                                           10                                        $184.14
                                           15                                        $158.85
                                           20                                        $137.02
                                           25                                        $118.20
                                           30                                        $101.96
                                                                                                               Unisex

                  The actuarial basis for the rates shown above is:
                  o Blended Annuity 2000 Mortality Table C (60% male), with age set back 7 years
                  o    3% interest rate
                  o    14% expense load

                  On request MetLife will furnish fixed Income Annuity purchase payments for other forms of annuity and for ages or durations not shown above.]

                  Deferred Variable Income Annuity

                  The actuarial basis for the rates applicable to variable deferred income annuity purchases is:

                  o Blended Annuity 2000 Mortality Table C (60% male), with age set back 7 years

                  o Interest rate equal to the applicable selected Assumed Investment Return

                  On request MetLife will furnish illustrative variable Income Annuity purchase payments for the requested age, duration, Assumed Investment Return and form of annuity.]

EXHIBIT A         INCOME ANNUITY PAYMENT FORMS


                           FORMS OF ANNUITY AVAILABLE


[LIFE ANNUITY: Under this annuity form Income Annuity payments are payable to the Annuitant monthly from the Income Payment Start Date, if the Annuitant is then living, to and including the date of the last payment payable on or before the Annuitant's date of death.

TERM CERTAIN AND LIFE ANNUITY: Under this annuity form Income Annuity payments are payable monthly from the Income Payment Start Date, if the Annuitant is then living, to and including the date of the last payment payable on or before the Annuitant's date of death, or, if later, the Term Certain Expiration Date. The Term Certain Expiration Date is a date that will be any anniversary date between 5 and 30 years after the Income Payment Start Date in accordance with the Annuitant's election. Annuity payments payable during the Annuitant's lifetime are payable to the Annuitant. Any annuity payments payable after the Annuitant's death are payable to the Annuitant's Beneficiary, except that if the beneficiary is not a natural person, then in lieu of the payment of monthly annuity payments to the beneficiary the commuted value of such annuity payments, as determined by Us, will be paid to the Beneficiary. If the Beneficiary is a natural person, and if neither the Annuitant nor the Annuitant's Beneficiary is living at the time an Income Annuity payment is payable, the commuted value of the Income Annuity payments will be paid to (i) the Annuitant's executors or administrators when the Annuitant dies after the Beneficiary, or (ii) the Beneficiary's executors or administrators when the Beneficiary dies after the Annuitant.

JOINT AND SURVIVOR LIFE ANNUITY: Under this annuity form Income Annuity payments are payable monthly from the Income Payment Start Date, if both the Annuitant and the survivor Annuitant are then living, to and including the date of the last payment payable on or before the date of death of the second to die of the Annuitant and the survivor Annuitant. Income Annuity payments made during the Annuitant's lifetime are payable to the Annuitant. Any Income Annuity payments made after the Annuitant's death are payable to the survivor Annuitant. Income Annuity payments made to the survivor Annuitant are a specified percentage, not greater than 100% as elected by the Annuitant, of the Income Annuity payments payable to the Annuitant.

TERM CERTAIN JOINT AND SURVIVOR LIFE ANNUITY: Under this annuity form Income Annuity payments are payable monthly from the Income Payment Start Date, if both the Annuitant and the survivor Annuitant are then living, to and including the date of the last payment payable on or before the date of death of the second to die of the Annuitant and the survivor Annuitant, or, if later, the Term Certain Expiration Date. The Term Certain Expiration Date is a date that will be any anniversary date between 5 and 30 years after the Income Payment Start Date in accordance with the Annuitant's election. Income Annuity payments payable during the Annuitant's lifetime are payable to the Annuitant.

EXHIBIT A  PAGE (2)

Any Income Annuity payments payable after the Annuitant's death are payable to the survivor Annuitant, if living, otherwise to the Annuitant's Beneficiary. If the Beneficiary is not a natural person, then in lieu of the payment of monthly annuity payments the commuted value of the remaining Income Annuity payments, as determined by Us, will be paid. Income Annuity payments payable to the survivor Annuitant, or to the Beneficiary, before the Term Certain Expiration Date are 100% of the monthly Income Annuity payments payable to the Annuitant. Income Annuity payments payable to the survivor Annuitant after the Term Certain Expiration Date are a specified percentage, not greater than 100% as elected by the Annuitant, of the Income Annuity payments payable to the Annuitant. If the Beneficiary is a natural person and if such Beneficiary is not living at the time an Income Annuity payment is payable, the commuted value of such payments will be paid to the Beneficiary's executors or administrators.]